SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is dated as of July 19, 2019 and is between Amit Bhargava (the “Employee”) and Masco Corporation, (a Delaware corporation) with a business address of 17450 College Parkway, Livonia, MI 48152 (the “Company”).
WHEREAS, Employee has been the Vice President of Strategy and Corporate Development of the Company;
WHEREAS, Employee has established close business relationships with executives and other employees of the Company, including the Company’s corporate development and strategic functions;
WHEREAS, Employee has gained detailed knowledge of the Company’s operations, processes, finances, products, services and information, computer, business and legal strategies;
WHEREAS, Employee’s position was eliminated and his employment with the Company will terminate effective July 19, 2019;
WHEREAS, Employee has been given the opportunity to review this Agreement, and has been advised to consult with an attorney regarding the terms of this Agreement; and
WHEREAS, Employee and the Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any claims and demands of Employee which have been or could be asserted, whether arising out of Employee’s employment by or termination from the Company or otherwise;
NOW THEREFORE, in exchange for the consideration and mutual promises identified below (the adequacy and sufficiency of which being duly acknowledged), Employee and the Company agree as follows:
1.Termination of Employment and Separation Benefits. Effective July 19, 2019 (“Termination Date”), Employee’s employment with the Company shall be terminated and in exchange for the covenants hereunder and Employee’s compliance therewith, Employee shall be entitled to the payments and benefits described in Sections 1(a)-(c) below.
(a)     The Company agrees to pay Employee (i) a total of $1,130,000 in 52 equal bi-weekly installments commencing on August 15, 2019 and continuing at two-week intervals thereafter; and (ii) the sum of $27,800 as reimbursement for 18 months of health care coverage, in 36 equal bi-weekly installments commencing on August 15, 2019 and continuing at two-week intervals thereafter. Notwithstanding the foregoing, if the expiration of the revocation period under Paragraph 13 occurs after August 15, 2019, then retroactive payments (with no provision for interest) in respect of all bi-weekly payments that would otherwise have been made on and after August 15, 2019 through the expiration of the revocation period shall be made to Employee in conjunction with the next bi-weekly payment due to him thereafter.

296073

(b)As of the Termination Date, Employee holds stock options and restricted stock awards under the 2014 Masco Corporation Long-Term Stock Incentive Plan (the “Plan”) that are outstanding and unvested (together, the “Outstanding Awards”). To the extent the following is inconsistent with the award agreements evidencing the Outstanding Awards, Employee and Masco agree (i) that the vested portion of each option award will be exercisable for 90 days after the Termination Date, and the unvested portion of all option awards shall be forfeited to the Company on the Termination Date; and (ii) the award agreements for all unvested restricted stock awards shall be amended to reflect that, as of the Termination Date, all vesting-related restrictions on unvested shares will continue to lapse as if Employee had continued his employment with the Company through each of the remaining vesting dates applicable to such unvested restricted stock award, subject to Employee’s continued compliance with his obligations under the Agreement, including Section 4, below.
(c)    Employee shall be paid for any accrued but unused vacation time as of the Termination Date.
(d) Employee recognizes that the consideration to be provided pursuant to Paragraphs 1(a), 1(b) and 1(c) is in each case stated as or describes a gross amount or value before applicable payroll tax withholding and is in excess of any earned wages or benefits due and owing Employee by virtue of his employment with the Company or otherwise.
(e)    Other than benefits accrued under the Company’s benefit plans through the Termination Date, Employee shall not receive any other compensation from the Company nor shall he participate in or receive benefits under any of the Company’s employee fringe benefit programs or receive any other fringe benefits from the Company (including without limitation health, disability, life insurance, retirement, pension and profit sharing benefits).
(f)     In the case of Employee’s death, to the extent then not paid to Employee, the payments under Paragraphs 1(a) and 1(c) shall be made to Employee’s estate. Survivor rights with respect to the stock described in Paragraph 1(b) shall be as determined under applicable beneficiary and other provisions embodied in the Plan and Outstanding Awards.

2. Cooperation & Disclosure of Known Claims. Employee agrees to cooperate with the Company or any of the Released Parties (as hereinafter defined) regarding any information or the giving of any testimony in any threatened, pending or future legal action (e.g., any judicial, administrative, or alternative dispute resolution proceeding). Employee agrees, except as otherwise required or prohibited by law, not to voluntarily provide any information to any person or entity about the business, products, or employees of the Released Parties. Employee further agrees that if approached informally or subpoenaed by any person, company, attorney or agent for any party or witness at any time in any matter, currently litigated or otherwise in dispute, involving any of the Released Parties, their employees, products or business, Employee will give immediate notice to Company of such formal or informal contact. Such immediate notice shall be by overnight mail and directed to the attention of the Vice President, General Counsel and Secretary (“General Counsel”) of Masco Corporation, 17450 College Parkway, Livonia, MI 48152. In any event, Employee represents and warrants that he has disclosed to the Company any and all facts within his knowledge concerning any actual or potential claim against the Company, including but not limited to any and all claims arising out of federal, state or local law, or any claim resulting in or from a loss, theft or fraud against the Company. Notwithstanding the foregoing, Employee has the right under federal law to certain protections for cooperating with or reporting legal violations to

296073

the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits Employee from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and Employee may do so without notifying the Company. The Company may not retaliate against Employee for any of these activities, and nothing in this Agreement or otherwise requires Employee to waive any monetary award or other payment that Employee might become entitled to from the SEC or any other governmental entity or self-regulatory organization.

3. Disclosure of Information. Employee acknowledges and agrees to comply with the Proprietary Confidential Information and Invention Assignment Agreement (the “Proprietary Agreement”). That Proprietary Agreement, a copy of which has been provided to Employee, shall continue in full force and effect. By executing this Agreement, Employee certifies that all confidential, proprietary or trade secret information has been returned as required by Paragraph 2 of the Proprietary Agreement.

4. Non-Competition. In consideration for the amounts payable to Employee under this Agreement, Employee reaffirms his restrictive covenants obligations under the Outstanding Awards and any other agreement containing similar restrictive covenants and further agrees that the period during which he may not engage in any Business Activities in a Prohibited Capacity (each as defined in the Outstanding Awards) or similar competitive activity (as described under any other agreement) shall be extended (but not shortened, if longer) to be the three-year period following the Termination Date. Notwithstanding the foregoing, Employee shall not be treated as engaging in Business Activities in a Prohibited Capacity by virtue of Employee commencing employment with, or providing services to, a private equity, financial investor, or advisor that owns, invests in, operates, or advises a business that engages in any Business Activities that, if engaged in by Employee, would be treated as Employee engaging in Business Activities in a Prohibited Capacity, so long as Employee does not perform services, directly or indirectly, for the entity that is engaged in such Business Activities and that Employee does not reveal any confidential information of the Company, in any capacity whatsoever, to such private equity, financial investor, or advisor, its respective Subsidiaries, including any business owned, invested in, operated or advised by the foregoing, or any of their respective directors, officers, employees, advisors or other service providers.
It is expressly understood and agreed that although Employee and the Company consider the restrictions contained in the Outstanding Awards, as extended above, to be reasonable for the purpose of preserving for the Company and its affiliates their goodwill, trade secrets, proprietary rights and ongoing business value, if a final judicial determination is made by a court having jurisdiction that the time, territory, activities (i.e., type of employment or line of business), or any other restriction contained in this paragraph is an unenforceable restriction on the activities of Employee, the provisions of this paragraph and the related provisions in the Outstanding Awards or any other agreement containing similar restrictive covenant obligations shall not be rendered void but shall be deemed amended to apply as to such maximum time, territory and activities as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained above is an unenforceable restriction on the activities of Employee, and such restrictions cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained in this Agreement.

296073

5. Remedies.

(a)    Employee acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Paragraphs 3 or 4 of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach by Employee of any of the provisions of Paragraphs 3 or 4 of this Agreement, Employee agrees that, in addition to the Company’s other remedies at law, at the Company’s option, all rights of Employee under this Agreement, the Plan and the Outstanding Awards may be terminated, and the Company shall be entitled without posting any bond to obtain, and Employee agrees not to oppose (except to the extent that Employee maintains that Employee did not, in fact, engage in any activity in breach of this Agreement) a request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, relating to the conduct prohibited under either paragraphs 3 or 4 hereof. Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach hereof. Nothing herein contained shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available to it for such (or any other) breach or threatened breach.
(b)In addition to the remedies set forth herein or available to the Company, if Employee, in the Company’s good faith judgment, reasonably exercised, at any time during the three-year period following the Termination Date, breaches any obligation under this Agreement, the Plan or the Outstanding Awards, the Company may immediately terminate any remaining payments and the provision of any other benefits which might otherwise be required this Agreement, the Plans or the Outstanding Awards otherwise due Employee and any restricted stock awards for which the restrictions have not yet lapsed will be immediately forfeited. Upon any breach, the Company may also recover from Employee any payments made under Paragraphs 1(a) and/or 1(c) hereof, together with any proceeds from exercise of any Options or sale of restricted stock for which restrictions have lapsed at any time within two years following the Termination Date, in each case (cash and stock) net of any state and federal income taxes paid by Employee; provided, however, Employee will be paid or allowed to retain $1,000 of the amounts paid. Any such termination or recovery by the Company shall not impair the validity or enforceability of the release provision of this Agreement. The Company may also recover all cost and expenses incurred in any efforts to enforce its rights under this Agreement. The Company shall have the right to set off any amount owed to Employee against any amount owed by Employee hereunder.
6. Return of Property. Employee agrees to return immediately all Company property (and property of its affiliates) of whatsoever kind and character, including, without limitation, keys, documents, computer software and hardware, discs and media, and policy and procedures manuals.

296073

7. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and delivered by hand and receipt is acknowledged by the party to whom said notice shall be directed, or if mailed by certified or registered mail, postage prepaid with return receipt requested, or sent by express courier service, charges prepaid by shipper, to the addresses of each party stated above and, in the case of notices to the Company, to the attention of its General Counsel at Masco Corporation, 17450 College Parkway, Livonia, MI 48152 (or to such other address as a party is directed pursuant to written notice from the other party).

8. Assignment. This Agreement shall not be assignable by either party except by the Company to any affiliate of the Company or to any successor in interest to the Company’s business.

9. Entire Agreement. This instrument and the Plan, the Outstanding Awards, Proprietary Agreement and the Dispute Resolution Policy (further referenced below) contain the entire agreement of the parties relating to the subject of employment and termination of Employee’s employment, supersede and replace in their entirety any existing employment agreement or consulting agreement of Employee and may not be waived, changed, modified, extended or discharged orally but only by agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of a breach of any other provision or of any subsequent breach by Employee.
10. No Disparagement. Employee agrees not to criticize, disparage or otherwise demean in any way the Company or its affiliates or its or their products, services, technologies, strategies, officers, directors or employees. This includes, but is not limited to, directly or indirectly providing disparaging comments to the media or disseminating them electronically, such as via social media or on any website or blog.
11. Release.

(a)    In consideration of the payments to be made and the agreements and consideration provided by the Company hereunder Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, agents, successors and assigns, releases and forever discharges the Company, its affiliates and their respective directors, officers, agents, current and former employees, successors, predecessors and assigns and any other person, firm, corporation or legal entity in any way related to the Company or its affiliates (the “Released Parties”), of and from all claims, demands, actions, causes of action, statutory rights, duties, debts, sums of money, suits, reckonings, contracts, agreements, controversies, promises, damages, obligations, responsibilities, liabilities and accounts of whatsoever kind, nature or description, direct or indirect, in law or in equity, in contract or in tort or otherwise, which Employee ever had or which Employee now has or hereafter can, shall or may have, against any of the Released Parties, for or by reason of any matter, cause, or thing whatsoever up to the present time, whether known or unknown, suspected or unsuspected at the present time, or which may be based upon pre-existing acts, claims or events occurring at any time up to the date hereof which may result in future damages, including without limitation all direct or indirect claims either for direct or consequential damages of any kind whatsoever and rights or claims arising under Title VII, any state civil-rights legislation, claims of disability discrimination, claims relating to the termination of employment as referred to herein, and claims of age discrimination under the Age Discrimination in Employment Act of 1967, as amended (ADEA), against any of the Released Parties, other than (a) claims arising under the express provisions of this Agreement, (b) the right to receive benefits accrued through the end of

296073

the employment period under the Company’s benefit plans and (c) claims arising under any applicable worker’s compensation statute. It is the intention of the parties that this general release by Employee will be construed as broadly as possible. Nothing in this Agreement, however, prohibits or prevents Employee from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower action or other proceeding, which cannot be waived, before any federal, state or local government agency (e.g., EEOC, NLRB, SEC, etc.), nor does anything in this Agreement preclude, prohibit or otherwise limit, in any way, Employee rights and abilities to contact, communicate with, report matters to or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies (which, for the avoidance of doubt, excludes any waiver by Employee of the right to receive SEC whistleblower awards).
(b)    Employee has: (i) the sole right, title, and interest to the claims released under this Agreement, (ii) neither assigned or transferred, nor purported to assign or transfer, to any person or entity, any claim released by this Agreement, and (iii) neither assigned or transferred, nor purported to assign or transfer, to any person or entity, the right to the monies, in whole or in part, being paid pursuant to this Agreement.
(c)       Employee affirms that as of the date Employee signs this Agreement, (i) Employee is not Medicare eligible (i.e., is not 65 years of age or older; is not suffering from end-stage renal failure; has not received Social Security Disability Insurance benefits for 24 months or longer, etc.) or (ii) if eligible, Employee has no outstanding claims for Medicare benefits.  Nonetheless, if the Centers for Medicare & Medicaid Services (the “CMS”) (this term includes any related agency representing Medicare’s interests) determines that Medicare has an interest in the payment to Employee under this Settlement Agreement, Employee agrees to indemnify, defend and hold Employer harmless from any action by the CMS relating to medical expenses of Employee.  Employee agrees to reasonably cooperate with Employer upon request with respect to any claim the CMS may make and for which Employee is required to indemnify Employer under this paragraph.  Further, Employee agrees to waive any and all future actions against Employer for any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A).

12. Non-Disclosure. Other than to the extent required by applicable securities laws, if and until such time as this Agreement becomes publicly disclosed by the Company in its required securities filings or otherwise, Employee shall not disclose the fact of this Agreement or any of its terms to any third parties other than to Employee’s spouse, tax and financial advisors, banks, creditors, or attorneys, each of whom, in turn shall be bound by this paragraph not to further disclose this Agreement. Employee agrees that any violation of this confidentiality provision will result in substantial and irreparable injury to Company. In the event of such a violation, in addition to the Company’s right to terminate any further payment or benefits as permitted under Paragraph 5, Employee will also be liable to Company for such economic damages and equitable relief as a Court may deem appropriate.

296073

13. Execution and Revocation.
(a) This Agreement was first communicated to Employee on July 18, 2019. Employee is not required to, but may, accept this Agreement by signing and dating this Agreement on or before August 15, 2019, which is more than twenty-one (21) days from the date this Agreement was first communicated to Employee. If this Agreement is not accepted by Employee on or before August 15, 2019, it shall be withdrawn by the Company and become null and void.
(b) Employee understands that this Agreement may be revoked for a period of seven (7) calendar days following Employee’s execution of this Agreement. The Agreement is not effective until this revocation period has expired. Employee understands that any revocation to be effective must be in writing and either postmarked within seven (7) days of the execution of this Agreement and addressed to Kenneth G. Cole, General Counsel, Masco Corporation, 17450 College Parkway, Livonia, MI 48152 or hand delivered within seven (7) days to Kenneth G. Cole at the address listed above. If revocation is by mail, certified mail, return receipt requested is required to show proof of mailing.
14. No Payment. No payments or benefits under this Agreement shall be made to Employee until the seven (7) day revocation period has expired. If Employee does not revoke this Agreement within the seven (7) day revocation period, then this Agreement shall become binding on the Company and Employee as otherwise provided herein, and the payments and benefits provided in Paragraph 1 will commence.
15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement, while giving maximum effort to the intent of the parties as reflected in this Agreement.
16. Dispute Resolution Policy. The terms of the Dispute Resolution Policy (a copy of which has previously been provided Employee), as well as the terms of the Dispute Resolution Policy as amended in the Outstanding Awards, are incorporated into this Agreement. The parties agree that any dispute in any way involving this Agreement may only be commenced before the American Arbitration Association and that Michigan law will govern the resolution of any such disputes.

17. Headings and Construction. The headings of the Paragraphs are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. The terms “and” and “or” herein shall each be interpreted to include the other, i.e. “and/or.”

296073

18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. A facsimile signature, whether by fax or other electronic form, shall be deemed an original and shall bind the signing Party.

19. Tax Matters. The Company will withhold required federal, state and local taxes from any and all payments to Employee. Other than the Company’s obligation and right to withhold federal, state and local taxes, Employee will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the Retention Incentives, including but not limited to, those imposed under Internal Revenue Code Section 409A (“Section 409A”). To the extent that this Agreement is subject to Section 409A, Employee and the Company agree that the terms and conditions of this Agreement will be construed and interpreted to the maximum extent reasonably possible to comply with and avoid the imputation of any tax, penalty or interest under Section 409A.

Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” as defined in Section 409A, and if any payments hereunder are considered deferred compensation subject to Section 409A, Employee will not be entitled to any such payments in connection with the termination of his employment until the date which is six months and one day after the Termination Date (or, if earlier, the date of Employee’s death) and any payment otherwise due in such period will be made within the 30 day period following the six month anniversary of the Termination Date (or, if earlier, the date of Employee’s death). Each installment amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. The provisions of this paragraph will only apply if, and to the extent, required to comply with Section 409A. For purposes of Section 409A, each payment made under this letter is designated as a “separate payment” within the meaning of Section 409A. Payments made with respect to reimbursements of expenses shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that the reimbursement be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

20. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

296073

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MASCO CORPORATION
/S/ RENEE STRABER
By: _____________________________________
Renee Straber
Its: Vice President, Chief Human Resources Officer

/S/ AMIT BHARGAVA
_________________________________________
Amit Bhargava

Dated:      August 8, 2019

296073